CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

INOVACHEM, INC.

Under Section 242 of the Delaware General Corporation Law

InovaChem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the corporation is InovaChem, Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

FIRST: The name of the Corporation is NuGen Holdings, Inc.

3.
The amendment to the Certificate of Incorporation of the Corporation herein certified has been declared advisable by the Board of Directors of the Corporation and was duly adopted by the Board of Directors in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and such amendment was duly adopted by the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Eric Takamura, its President and Chief Executive Officer, this 4th day of March 2010.

INOVACHEM, INC.

By:	/s/ Eric Takamura
Name: Eric Takamura
Title: President and Chief Executive Officer